Filed Pursuant to Rule 433

Registration No. 333-183955

February 18, 2014

PRICING TERM SHEET

Novartis Capital Corporation

3.400% Notes due 2024

4.400% Notes due 2044

Fully and unconditionally guaranteed by

Novartis AG

3.400% Notes due 2024:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$2,150,000,000

Maturity Date:	May 6, 2024

Coupon:	3.400%

Interest Payment Dates:	May 6 and November 6, commencing May 6, 2014

Price to Public:	99.287%

Benchmark Treasury:	2.750% due February, 2024

Benchmark Treasury Price and Yield:	100-10 / 2.714%

Spread to Benchmark Treasury:	77 bps

Yield:	3.484%

Make-Whole Call:	Treasury Rate plus 15 bps

CUSIP:	66989H AG3

ISIN:	US66989HAG39

Trade Date:	February 18, 2014

Expected Settlement Date:	February 21, 2014 (T+3)

Listing:	None

Anticipated Ratings:	Aa3 (stable) by Moody’s Investors Service, Inc.
AA- (stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC
RBS Securities Inc.
UBS Securities LLC

4.400% Notes due 2044:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$1,850,000,000

Maturity Date:	May 6, 2044

Coupon:	4.400%

Interest Payment Dates:	May 6 and November 6, commencing May 6, 2014

Price to Public:	99.196%

Benchmark Treasury:	3.750% due November, 2043

Benchmark Treasury Price and Yield:	101-8+ / 3.679%

Spread to Benchmark Treasury:	77 bps

Yield:	4.449%

Make-Whole Call:	Treasury Rate plus 15 bps

CUSIP:	66989H AH1

ISIN:	US66989HAH12

Trade Date:	February 18, 2014

Expected Settlement Date:	February 21, 2014 (T+3)

Listing:	None

Anticipated Ratings:	Aa3 (stable) by Moody’s Investors Service, Inc.
AA- (stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC
RBS Securities Inc.
UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.